Exhibit 99.1

Press Release

Information for Investors:                                Information for Media:

Kirk Larsen                                    Michelle Kersch
Black Knight Financial Services, Inc.                            Black Knight Financial Services, Inc.
877.880.1990                                    904.854.5043
kirk.larsen@bkfs.com                                michelle.kersch@bkfs.com

Black Knight Financial Services Reports First Quarter 2016
Financial Results

•	Adjusted Revenues increased 6% to $244.2 million

•	Adjusted EBITDA increased 12% to $110.1 million, with Adjusted EBITDA Margin of 45.1%, an increase of 230 basis points

•	Adjusted Net Earnings from Continuing Operations of $40.9 million, or $0.27 per diluted share

JACKSONVILLE, Fla. — April 27, 2016 — Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the first quarter ended March 31, 2016.
GAAP revenues for the first quarter of 2016 increased 6% to $241.9 million from $227.2 million in the prior year quarter. GAAP net earnings from continuing operations were $33.1 million compared to $14.6 million in the prior year quarter. GAAP net earnings from continuing operations per diluted share for the first quarter of 2016 were $0.17 per share.
Non-GAAP Adjusted Revenues for the first quarter of 2016 increased 6% to $244.2 million from $229.6 million in the prior year quarter. Adjusted EBITDA increased 12% to $110.1 million from $98.2 million in the prior year quarter. Adjusted EBITDA Margin was 45.1% compared to 42.8% in the prior year quarter. Adjusted Net Earnings from Continuing Operations increased 16% to $40.9 million, or $0.27 per diluted share, compared to Pro Forma Adjusted Net Earnings from Continuing Operations of $35.3 million in the prior year quarter.
Commenting on the results, Black Knight Executive Chairman Bill Foley said, "We had a very strong start to fiscal year 2016, as the positive momentum we experienced throughout 2015 continued into the first quarter. We believe our success is due to our unwavering commitment to help our clients manage and mitigate risk while driving greater efficiencies to improve their financial performance. Continuing regulatory changes in the mortgage industry remain an important consideration for our clients, and it is clear from our results that the leading lenders and servicers view our market-leading comprehensive end-to-end solutions as the long-term strategic answer for their needs."
Black Knight President and Chief Executive Officer Tom Sanzone added, "We are pleased with our strong results in the first quarter. We delivered Adjusted Revenues growth of 6% and Adjusted EBITDA growth of 12%, which drove Adjusted EBITDA Margin expansion of 230 basis points to 45.1%. Our first quarter performance reflects our continued ability to deliver current year performance while successfully executing against our long-term strategic initiatives. The recent sales successes and major implementations are further proof that Black Knight is the right company at the right time for the mortgage and real estate industries.”
Definitions of non-GAAP and pro forma financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules.

Segment Information
Technology
Adjusted Revenues for the first quarter of 2016 increased 10% to $202.4 million from $184.7 million in the prior year quarter. Our servicing technology business had Adjusted Revenue growth of 5%, driven by strong loan growth on our servicing platform, annual price increases, the implementation of a specialty servicing client on our LoanSphere invoicing solution and other new client wins. Our origination technology business had Adjusted Revenue growth of 35%, driven by prior year client implementations and the successful negotiation of a client contract buyout. Adjusted EBITDA increased 15% to $115.4 million, while Adjusted EBITDA Margin was 57.0%, an increase of 260 basis points compared to 54.4% in the prior year quarter, driven by strong contribution margins and the benefit of continuous cost control efforts.
Data and Analytics
Adjusted Revenues for the first quarter of 2016 were $41.8 million compared to $44.8 million in the prior year quarter, reflecting lower upfront revenues from long-term strategic license deals in the current year quarter. Adjusted EBITDA was $6.8 million compared to $7.8 million in the prior year quarter as the revenue decline was partially offset by an increase in operational efficiencies. Adjusted EBITDA Margin was 16.3% compared to 17.4% in the prior year quarter.
Corporate/Other
Adjusted corporate expenses for the first quarter of 2016, excluding depreciation, amortization and interest expense, increased $2.0 million from the prior year quarter due to higher incentive bonus accruals and public company costs.
Balance Sheet
At March 31, 2016, Black Knight had cash and cash equivalents of $118.3 million and debt of $1,601.2 million. As of March 31, 2016, Black Knight had available capacity on its revolving credit facility of $350.0 million.
Business Outlook
The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2016 outlook is as follows:

•	Adjusted Revenues growth is expected to be in the range of 6% to 8%

•	Adjusted EBITDA growth is expected to be in the range of 8% to 10%

•	Adjusted Net Earnings Per Share from Continuing Operations is expected to be in the range of $1.09 to $1.13
Earnings Conference Call and Audio Webcast
Black Knight will host a conference call to discuss the first quarter 2016 financial results on April 27, 2016, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on April 27, 2016 through May 4, 2016, and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering replay passcode 13634287. The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.
About Black Knight Financial Services, Inc.
Black Knight (NYSE: BKFS), a Fidelity National Financial (NYSE:FNF) company, is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.
Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.
Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings from Continuing Operations, Pro Forma Adjusted Net Earnings from Continuing Operations and Adjusted Net Earnings per Share from Continuing Operations. These are important financial performance measures for Black Knight, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues - We define Adjusted Revenues as reported revenues adjusted to include the revenues that were not recorded by Black Knight during the period presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP.
Adjusted EBITDA - We define Adjusted EBITDA as operating income (loss) before depreciation and amortization, with further adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (ii) equity-based compensation; (iii) charges associated with significant legal and regulatory matters; (iv) member management fees paid to FNF and THL Managers, LLC; (v) exit costs, impairments and other charges; (vi) one-time costs associated with the initial public offering; and (vii) other significant, non-recurring items.
Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings from Continuing Operations and Pro Forma Adjusted Net Earnings from Continuing Operations- We define Adjusted Net Earnings from Continuing Operations as earnings (loss) from continuing operations before income taxes with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to, (i) adjustments to calculate Adjusted EBITDA as described above; (ii) adjustment for the net incremental depreciation and amortization adjustments associated with the application of purchase accounting; (iii) non-recurring items in Other expense, net; (iv) adjustment for income tax expense at our estimated effective tax rate, excluding noncontrolling interests; and (v) assume the exchange of all the outstanding shares of our Class B common stock into shares of our Class A common stock, which eliminates the noncontrolling interests in Black Knight. For periods that include the results of operations prior to the third quarter of 2015, Pro Forma Adjusted Net Earnings from Continuing Operations would further include pro forma adjustments to present interest expense as if the amount of debt outstanding and applicable interest rates as a result of the debt refinancing were consistent for all periods.
Adjusted Net Earnings Per Share from Continuing Operations - We calculate Adjusted Net Earnings Per Share from Continuing Operations using Adjusted Net Earnings from Continuing Operations and assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted shares of Class A common stock.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: electronic security breaches against our information systems; our ability to maintain and grow our relationships with our customers; changes to the laws, rules and regulations that impact our and our customers’ businesses; our ability to adapt our services to changes in technology or the marketplace; the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation; changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry; risks associated with the availability of data; the effects of our substantial leverage on our ability to make acquisitions and invest in our business; risks associated with our structure and status as a “controlled company;” and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118.3	$186.0
Trade receivables, net	135.0	134.9
Prepaid expenses and other current assets	37.9	28.2
Receivables from related parties	13.1	7.6
Total current assets	304.3	356.7
Property and equipment, net	151.9	152.0
Computer software, net	458.0	466.5
Other intangible assets, net	312.3	330.2
Goodwill	2,223.9	2,223.9
Other non-current assets	183.1	174.4
Total assets	$3,633.5	$3,703.7

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$35.5	$29.3
Accrued salaries and benefits	40.2	52.2
Legal and regulatory accrual	6.9	8.0
Current portion of long-term debt	43.5	43.5
Accrued interest	10.4	4.8
Deferred revenues	39.8	40.4
Total current liabilities	176.3	178.2
Deferred revenues	60.4	56.2
Deferred income taxes, net	4.5	4.7
Long-term debt, net of current portion	1,557.7	1,618.0
Other non-current liabilities	3.7	1.6
Total liabilities	1,802.6	1,858.7

Equity:
Additional paid-in capital	801.4	798.9
Retained earnings	31.3	19.9
Accumulated other comprehensive loss	(1.8)	(0.1)
Total shareholders' equity	830.9	818.7
Noncontrolling interests	1,000.0	1,026.3
Total equity	1,830.9	1,845.0
Total liabilities and equity	$3,633.5	$3,703.7

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Earnings
(In millions, except per share data)

	Three months ended March 31,
	2016	2015
	(Unaudited)

Revenues	$241.9	$227.2

Expenses:
Operating expenses	136.8	133.2
Depreciation and amortization	48.2	45.9
Transition and integration costs	—	2.6
Total expenses	185.0	181.7
Operating income	56.9	45.5
Other income and expense:
Interest expense	(16.8)	(30.8)
Other expense, net	(0.8)	—
Total other expense, net	(17.6)	(30.8)
Earnings from continuing operations before income taxes	39.3	14.7
Income tax expense	6.2	0.1
Net earnings from continuing operations	33.1	14.6
Loss from discontinued operations, net of tax	—	(0.1)
Net earnings	33.1	14.5
Less: Net earnings attributable to noncontrolling interests	21.7	14.5
Net earnings attributable to Black Knight	$11.4	$—

Earnings per share
Net earnings per share attributable to Black Knight:
Basic	$0.17
Diluted(1)	$0.17
Weighted average shares of Class A common stock outstanding:
Basic	65.8
Diluted(1)	152.6
______________

(1)
The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The expected effective tax rate for the three months ended March 31, 2016 was 35.4%. The denominator includes approximately 84.8 million shares of Class B common stock outstanding, as well as the dilutive effect of approximately 2.0 million unvested restricted shares of Class A common stock as of March 31, 2016.

Three months ended March 31, 2016
Earnings before income taxes	$39.3
Income tax expense	13.9
Net earnings	25.4
Diluted shares	152.6
Diluted earnings per share	$0.17

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three months ended March 31,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net earnings	$33.1	$14.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	48.2	45.9
Amortization of debt issuance costs, bond premium and original issue discount	0.7	(0.5)
Deferred income taxes, net	(0.2)	—
Equity-based compensation	2.7	1.8
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(4.0)	(20.9)
Prepaid expenses and other assets	(11.9)	(7.7)
Deferred contract costs	(13.4)	(12.8)
Deferred revenues	3.6	13.4
Trade accounts payable and other accrued liabilities	(0.9)	(7.8)
Net cash provided by operating activities	57.9	25.9
Cash flows from investing activities:
Additions to property and equipment	(6.8)	(12.2)
Additions to computer software	(9.8)	(13.1)
Investment in property records database	—	(6.8)
Net cash used in investing activities	(16.6)	(32.1)
Cash flows from financing activity:
Debt service payments	(61.0)	(16.1)
Tax distributions to members	(48.0)	—
Net cash used in financing activities	(109.0)	(16.1)
Net decrease in cash and cash equivalents	(67.7)	(22.3)
Cash and cash equivalents, beginning of period	186.0	61.9
Cash and cash equivalents, end of period	$118.3	$39.6
Supplemental cash flow information:
Interest paid	$(9.4)	$(23.0)
Income taxes (paid) refunded, net	$(1.1)	$0.2

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Adjusted Segment Financial Data
(In millions)

	Three months ended March 31,
	2016	2015
	(Unaudited)

Adjusted Revenues
Technology	$202.4	$184.7
Data and Analytics	41.8	44.8
Corporate	—	0.1
Total	$244.2	$229.6

Adjusted EBITDA
Technology	$115.4	$100.4
Data and Analytics	6.8	7.8
Corporate	(12.1)	(10.0)
Total	$110.1	$98.2

Adjusted EBITDA Margin
Technology	57.0%	54.4%
Data and Analytics	16.3%	17.4%
Corporate	N/A	N/A
Total	45.1%	42.8%

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended March 31,
	2016	2015
	(Unaudited)
Technology:
Operating income	$69.5	$56.5
Depreciation and amortization	43.6	41.5
Deferred revenue adjustment	2.3	2.4
Adjusted EBITDA	$115.4	$100.4
Adjusted EBITDA Margin	57.0%	54.4%

Data and Analytics:
Operating income	$3.2	$4.4
Depreciation and amortization	3.6	3.4
Adjusted EBITDA	$6.8	$7.8
Adjusted EBITDA Margin	16.3%	17.4%

Corporate:
Operating loss	$(15.8)	$(15.4)
Depreciation and amortization	1.0	1.0
Equity-based compensation	2.7	1.8
IPO costs	—	0.4
Transition and integration costs	—	2.2
Adjusted EBITDA	$(12.1)	$(10.0)
Adjusted EBITDA Margin	N/A	N/A

Consolidated:
Operating income	$56.9	$45.5
Depreciation and amortization	48.2	45.9
Deferred revenue adjustment	2.3	2.4
Equity-based compensation	2.7	1.8
IPO costs	—	0.4
Transition and integration costs	—	2.2
Adjusted EBITDA	$110.1	$98.2
Adjusted EBITDA Margin	45.1%	42.8%

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP Net Earnings to Adjusted Net Earnings and Pro Forma Adjusted Net Earnings
(In millions, except per share data) (Unaudited)

	Three Months Ended March 31, 2016
		Adjustments
	GAAP	Deferred Revenue (2)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Other (8)	Income Tax Expense (7)	Adjusted
Revenues	$241.9	$2.3	$—	$—	$—	$—	$244.2
Operating expenses	136.8	—	—	(2.7)	—	—	134.1
Depreciation and amortization	48.2	—	(19.8)	—	—	—	28.4
Operating income	56.9	2.3	19.8	2.7	—	—	81.7
Interest expense	(16.8)	—	—	—	—	—	(16.8)
Other expense, net	(0.8)	—	—	—	0.9	—	0.1
Earnings from continuing operations before income taxes	39.3	2.3	19.8	2.7	0.9	—	65.0
Income tax expense	6.2	—	—	—	—	17.9	24.1
Net earnings (loss) from continuing operations	33.1	2.3	19.8	2.7	0.9	(17.9)	40.9
Discontinued operations, net of tax	—	—	—	—	—	—	—
Net earnings (loss)	$33.1	$2.3	$19.8	$2.7	$0.9	$(17.9)	$40.9

			Adjusted Net Earnings Per Share				$0.27
			Weighted Average Adjusted Shares Outstanding				152.6

	Three Months Ended March 31, 2015
		Adjustments
	GAAP	Member Management Fees (1)	Deferred Revenue (2)	IPO Costs (3)	Depreciation and Amortization (4)	Equity-Based Compensation (5)	Interest Expense (6)	Income Tax Expense (7)	Pro Forma Adjusted
Revenues	$227.2	$—	$2.4	$—	$—	$—	$—	$—	$229.6
Operating expenses	133.2	—	—	—	—	(1.8)	—	—	131.4
Depreciation and amortization	45.9	—	—	—	(20.9)	—	—	—	25.0
Transition and integration costs	2.6	(2.2)	—	(0.4)	—	—	—	—	—
Operating income	45.5	2.2	2.4	0.4	20.9	1.8	—	—	73.2
Interest expense	(30.8)	—	—	—	—	—	14.5	—	(16.3)
Other expense, net	—	—	—	—	—	—	—	—	—
Earnings from continuing operations before income taxes	14.7	2.2	2.4	0.4	20.9	1.8	14.5	—	56.9
Income tax expense	0.1	—	—	—	—	—	—	21.5	21.6
Net earnings (loss) from continuing operations	14.6	2.2	2.4	0.4	20.9	1.8	14.5	(21.5)	35.3
Discontinued operations, net of tax	(0.1)	—	—	—	—	—	—	—	(0.1)
Net earnings (loss)	$14.5	$2.2	$2.4	$0.4	$20.9	$1.8	$14.5	$(21.5)	$35.2

________________________

(1)	Represents member management fees paid through the date of the initial public offering.

(2)
Represents adjustments to include the revenues that were not recorded by Black Knight during the period presented due to deferred revenue purchase accounting adjustments recorded in accordance with GAAP, substantially all of which are in the Technology segment.

(3)	Represents costs related to the initial public offering of Black Knight.

(4)	Represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting.

(5)	Represents adjustments for equity-based compensation recorded in accordance with GAAP.

(6)
Represents pro forma adjustments to reflect the effect of the debt refinancing for periods prior to Q3 2015, presenting interest expense as if the amount of debt outstanding and interest rates were consistent with the terms in effect on the date of refinancing.

(7)
Represents adjustments to reflect a full year estimated effective tax rate of 37.0% and 38.0% for 2016 and 2015, respectively, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP and/or pro forma adjustments.

(8)	Represents costs incurred in 2016 related to the Merion Capital legal matter.
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